Exhibit 99.2

Micro Focus International plc

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006

Approved by the shareholders of Company on 25 July 2006 and 24 September 2015

Adopted by the board of the Company on 25 July 2006

Amended by the Committee on 11 December 2017, 30 January 20181, 10 July 2018, 31 January 20191, 23 September 20201 and 1 February 2021

The Plan is a discretionary benefit offered by the Micro Focus International group for the benefit of its employees. Its purpose is to increase the interest of employees in Micro Focus International’s business goals and results through share ownership. The Plan is an incentive for employees’ future performance and commitment to the goals of Micro Focus International plc.

Shares purchased under the Plan and gains achieved by exercising options granted under the Plan are not part of salary.

The Plan is being offered for the first time in 2006 and the board of Micro Focus International plc shall have the right to decide, in its sole discretion, whether or not further options will be offered in the future and to which employees the Plan will be extended.

Participating in the Plan is an investment opportunity distinct from any employment contract. Participation in the Plan entails the risk associated with an investment. An individual who participates in the Plan is treated as being aware of such risks and accepts such risks of his own free will.

The detailed rules for the Plan are set out in this document.

1 Pursuant to an authority delegated by the Remuneration Committee.

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

2.	PURPOSE OF THE PLAN	5

3.	EMPLOYEES ELIGIBLE TO PARTICIPATE	5

4.	ADMINISTRATION OF THE PLAN	5

5.	SHARES SUBJECT TO THE PLAN	6

6.	OFFER DATE	7

7.	PARTICIPATION	8

8.	PARTICIPATION LIMITATIONS	8

9.	OPTION PRICE	9

10.	EXERCISE OF OPTIONS	9

11.	WITHDRAWAL FROM PARTICIPATION	10

12.	RIGHTS NOT TRANSFERABLE	11

13.	APPROVAL BY SHAREHOLDERS	11

14.	TERMINATION	11

15.	AMENDMENT	11

16.	EXPENSES	12

17.	CONSENTS	12

18.	ADDITIONAL RESTRICTIONS	12

19.	TAKEOVERS AND OTHER CORPORATE EVENTS	12

20.	NOTICES	14

21.	RIGHT OF DISCHARGE RESERVED	14

22.	TAX	14

23.	SECTION HEADINGS	14

24.	GOVERNING LAW	14

SCHEDULE 1: NON-US PARTICIPANTS		15

SCHEDULE 2: PHANTOM OPTIONS		17

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless the context otherwise requires:

ADRs	means American Depositary Receipts, negotiable certificates issued by a US bank representing a specified number of Shares and which are traded on a US exchange;

Alternative Option Price	has the meaning given in Section 9.1(b) of the Plan;

Base Option Price	has the meaning given in Section 9.1(a) of the Plan;

Board	means the board of directors of the Company or a duly authorised committee of the board or a duly authorised person;

Code	means the US Internal Revenue Code of 1986;

Committee	means the committee set up in accordance with Section 4;

Company	means Micro Focus International plc (registered in England and Wales with registered number 05134647);

Consent	has the meaning given in Section 17.2 of the Plan;

Contributions Arrangement	means such contributions arrangements as the Committee may from time to time determine that an eligible employee enter into in order to participate in an Offer;

Control	means control within the meaning given by Section 719 of ITEPA;

Date of Grant	has the meaning given in Section 7.1 of the Plan;

Dealing Day	any day on which the London Stock Exchange is open for business;

Dealing Restriction
restrictions imposed by the Company’s share dealing code, the Listing Rules, the Market Abuse Regulation (being the EU Market Abuse Regulation 596/2014 and any associated EU Regulation, as they form part of the law of the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by any instrument related to their incorporation into the law of the United Kingdom) or any applicable laws or regulations which impose restrictions on share dealing;

Fair Market Value	has the meaning given in Section 9.3 of the Plan;

Grant Window
the period of 42 days commencing on:

(a)         the day on which the Plan is approved by shareholders of the Company in general meeting;

(b)         the Dealing Day immediately following the day on which the Company makes an announcement of its results for any period;

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006

(c)         any day on which the Committee resolves that exceptional circumstances exist which justify the occurrence of the effective date of an Offer,

unless the Company is restricted from making Offers under the Plan during the periods specified above as a result of any Dealing Restrictions, in which case the relevant Grant Window will be 42 days beginning on the Dealing Day after such Dealing Restrictions are lifted;

Group	has the meaning given in Section 2 of the Plan;

ITEPA	means the Income Tax (Earnings and Pensions) Act 2003;

Listing Rules	the UKLA’s listing rules, as amended from time to time;

London Stock Exchange	means London Stock Exchange plc;

NASDAQ	means the National Association of Securities Dealers Automated Quotation System National Market;

Offer	means an offer to participate in the Plan and be granted an option in accordance with Section 7 of the Plan;

Participating Corporation	means with the consent of the Company any Subsidiary of the Company that adopts the Plan;

Plan	means the Micro Focus Employee Stock Purchase Plan 2006;

Plan Action	has the meaning given in Section 17.1 of the Plan;

Related Company	means a company which is not under the Control of a single person, but is under the Control of two persons, one of them being the Company;

s423 Plan	any employee share purchase plan under which the Company or its Subsidiary corporations may grant options to which section 423 of the Code applies;

Shares	means ordinary shares in the capital of the Company including ordinary shares represented by ADRs;

Subsidiary	has the meaning given in Section 3 of the Plan;

Tax Liability
any tax or social security contributions liability in connection with an option for which a participant is liable and for which the Company or any member of the Group or former member of the Group is obliged to account to any relevant authority; and

UKLA	means the United Kingdom Listing Authority.

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1.2	Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3
Words of the feminine gender shall include the masculine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

1.4	Expressions in italics are for guidance only and do not form part of the Plan.

2.	PURPOSE OF THE PLAN

The purpose of the Plan is to provide eligible employees of the Company and/or designated subsidiaries of the Company (together the “Group”) who wish to acquire Shares with a convenient method of doing so. The Board believes that participation by employees of Group companies on this basis will be to the mutual benefit of those employees and the Group. It is intended that the Plan shall constitute an “employee stock purchase plan” within the meaning of section 423(b) of the Code.

3.	EMPLOYEES ELIGIBLE TO PARTICIPATE

Any employee of a Participating Corporation is eligible to participate in the Plan, other than an employee who has not been employed for such period as of the date of an Offer as the Committee shall in its discretion have determined prior to the date of such Offer. The term “employee” includes any officer or director of a Participating Corporation who is otherwise an employee of a Participating Corporation. The term “Subsidiary” has the meaning set forth in section 424(f) of the Code. Any period determined by the Committee in accordance with this Section 3 must be less than two years and shall apply to all employees who participate in such Offer.

4.	ADMINISTRATION OF THE PLAN

4.1
The Plan shall be administered by the Committee, which shall be the remuneration committee of the Board or any other committee or other body to whom the Board delegates some or all of their functions under these rules and which shall consist of not less than two directors. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board.

4.2	The Committee shall have the authority:

(a)	to exercise all of the powers granted to it under the Plan;

(b)	to construe, interpret and implement the Plan;

(c)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations;

(d)	to make all determinations necessary or advisable in administering the Plan;

(e)	to correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f)	subject to Section 15, to amend the Plan to reflect changes in applicable law; and

(g)	to establish exchange ratios applicable to deductions made, contributions committed to, amounts withheld, Shares purchased or amounts refunded in foreign currencies.

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
4.3
Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by all of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

4.4	The determination of the Committee on any matters relating to the Plan shall be final, binding and conclusive.

4.5	No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

4.6	Notwithstanding anything to the contrary contained herein:

(a)	until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board; and

(b)	the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan.

In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.

4.7	Participants in the Plan will be provided with access to the Company’s Annual Report and Accounts.

5.	SHARES SUBJECT TO THE PLAN

5.1
No option shall be granted in any calendar year which would, at the time it is granted, cause the number of Shares allocated (as defined in Section 5.2) on or after 17 May 2005 and in the period of 10 calendar years ending with that year under the Plan or under any other employee share plan adopted by the Company to exceed such number as represents 10% of the ordinary share capital of the Company in issue at that time.

In addition, unless increased in accordance with Section 15.2 and subject to adjustment in accordance with the principles of Section 5.6, the maximum number of Shares that may be issued pursuant to this Plan shall be 29,922,924 Shares.

5.2	For the purposes of Section 5.1:

(a)	Shares are allocated:

(i)	when an option, award or other contractual right to acquire unissued Shares or treasury Shares is granted;

(ii)
where Shares are issued or treasury Shares are transferred otherwise than pursuant to an option, award or other contractual right to acquire Shares, when those Shares are issued or treasury Shares transferred;

(b)
any Shares which have been issued or which may be issued (or any Shares transferred out of treasury or which may be transferred out of treasury) to any trustees to satisfy the exercise of any option, award or other contractual right shall be treated as “allocated”; and

(c)	for the avoidance of doubt, existing Shares other than treasury Shares that are transferred or over which options, awards or other contractual rights are granted shall not count as “allocated”.

5.3	Where:

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
(a)	any option, award or other contractual right to acquire unissued Shares or treasury Shares is released or lapses (whether in whole or in part); or

(b)	after the grant of an option, award or other contractual right the Committee determines that:

(i)
where an amount is normally payable on its exercise it shall be satisfied without such payment but instead shall be satisfied by cash and/or the issue of Shares and/or the transfer of treasury Shares equal to the gain made on its exercise; or

(ii)	it shall be satisfied by the transfer of existing Shares (other than Shares transferred out of treasury)

the unissued Shares or treasury Shares which consequently cease to be subject to the option, award or other contractual right from time to time or absolutely (as appropriate) shall not count as “allocated”.

The number of Shares allocated in respect of an option, award or other contractual right shall be such number as the Committee shall reasonably determine from time to time.

5.4	Shares held in treasury shall cease to count as “allocated” for the purposes of Section 5.2 if institutional investor guidelines cease to require such Shares to be so counted.

5.5	Any option shall be limited and take effect so that the limits in this Section 5 are not exceeded.

5.6
Subject to any required action by the members of the Company, the number of Shares available for issuance with respect to each outstanding option and the Base Option Price per share under each outstanding option, will be proportionately adjusted for any increase or decrease in the ordinary share capital in issue resulting from a variation of the Company’s share capital, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. Such adjustment will be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

6.	OFFER DATE

6.1
The Committee shall determine the date or dates upon which one or more Offers shall be made under the Plan and the date or dates on which such Offer or Offers shall become effective. The term of each Offer shall be 24 months, or such other term as the Committee shall determine prior to the commencement of an Offer. The term of an Offer may not, however, exceed 27 months (unless the option price is determined solely by reference to the Alternative Option Price described in Section 9.1 in which case the term of the Offer may not exceed 60 months, or such other period prescribed by relevant legislation).

6.2
In order to participate in an Offer, an eligible employee must submit such enrolment forms as shall be prescribed by the Committee (which shall include a payroll deduction authorisation form or commitment to comply with the terms of a Contributions Arrangement) at such time and in such manner as shall be prescribed by the Committee. The payroll deductions authorised by a participant on a payroll deduction authorisation form or contributions committed to by a participant in accordance with the terms of the relevant Contributions Arrangement shall not exceed a specified monetary maximum established by the Committee.

6.3	The date on which an Offer is intended to become effective shall occur during a Grant Window.

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
7.	PARTICIPATION

7.1
On the intended effective date of an Offer (or, if on the intended effective date of an Offer, the Company is restricted from granting options on account of Dealing Restrictions, on the day following the day on which such Dealing Restrictions lift) (the “Date of Grant”), each eligible employee shall be granted an option to acquire, through payroll deductions or in accordance with the terms of the relevant Contributions Arrangement, as many Shares, subject to the limitations set forth in Section 8, as he or she may acquire with the amount to be deducted from his or her pay or contributed in accordance with the terms of the relevant Contributions Arrangement during the term of the Offer. Each Offer shall specify the maximum amount of money that that the participant may use to purchase Shares at the end of the term of the Offer, which may be reduced to take account of any contributions that such participant has made or committed to make under any other employee share plan operated by the Company as determined by the Committee.

7.2
An Offer may permit a participant to elect to stop deductions from his or her pay (or contributions in accordance with the terms of the relevant Contributions Arrangement) at any time.  Deductions from the pay of the participant or contributions by the participant in accordance with the terms of the relevant Contributions Arrangement shall cease as soon as practicable following such election.  A participant who has stopped deductions (or contributions) in accordance with this Section 7.2 of the Plan may subsequently elect to restart deductions (or contributions) but the participant may not make up any deductions (or contributions) that have been missed.  Where a participant elects to restart deductions (or contributions) in accordance with this Section 7.2 of the Plan, the Company will ensure that deductions (or contributions) are restarted as soon as practicable.

7.3
All employees granted options under the Plan shall have the same rights and privileges under the Plan, except that the number of Shares each participant may purchase will depend upon the payroll deduction he or she authorises and makes or contributions he or she makes in accordance with the terms of the relevant Contributions Arrangement (as relevant).

7.4
Each participant in an Offer shall agree to notify the Company of any disposition of Shares acquired pursuant to the Plan prior to the expiration of the holding periods set forth in section 423(a) of the Code.

7.5
All contributions received or held by the Company, or any Participating Corporation, or any agent thereof, under the Plan may be used by the Company or the Participating Corporation or any agent for any corporate purpose, and the Company and the Participating Corporation and any agent shall not be obligated to segregate such contributions or pay interest thereon.

8.	PARTICIPATION LIMITATIONS

8.1	Notwithstanding any other provision of the Plan, no employee shall be granted an option under the Plan if:

(a)
the employee, immediately after such grant, owns Shares (including all Shares which may be purchased under outstanding options, whether or not such options qualify for the special tax treatment afforded by section 421(a) of the Code) in excess of 5% of the total combined voting power or value of all classes of share capital of the Company or of any Subsidiary corporation; for purposes of this limitation, the rules of section 424(d) of the Code and the regulations promulgated thereunder (relating to attribution of stock ownership) shall apply; or

(b)
such grant would permit, under the rules set forth in section 423(b)(8) of the Code and the regulations promulgated thereunder, the employee’s rights to purchase Shares under this Plan and all other s423 Plans, to accrue at a rate in excess of the lower of 10% of the employee’s annual salary and $25,000 (or any other amount prescribed by the relevant legislation) in Fair Market Value of such Shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time; or

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
(c)
such option would permit the employee to acquire more than 10,000[1] Shares on its exercise (or such other limit as the Committee may, at any time prior to the making of an Offer, determine shall apply to such Offer).

9.	OPTION PRICE

9.1	The option price at which Shares may be purchased under any option granted under the Plan shall be determined by the Committee provided that it shall be not less than the lower of:

(a)	85% of the Fair Market Value of a Share on the Date of Grant of the option (the “Base Option Price”); and

(b)	85% of the Fair Market Value of a Share on the date of exercise of the option (the “Alternative Option Price”).

9.2
The option price determined by the Committee (or method by which the option price will be determined) pursuant to Section 9.1 shall be stated in the option documentation to be given to the participant.

9.3	The Fair Market Value of each Share on any day shall be:

(a)
if Shares are to be acquired and such Shares are quoted on the London Stock Exchange’s Daily Official List, the closing middle market quotation of the Shares (as derived from that list) on the preceding dealing day or, if the Committee so determine, the average of the closing middle market quotations on the 5 trading days preceding such day;

(b)
if ADRs are to be acquired and the principal market for the ADRs is a national securities exchange or NASDAQ (the “Market”), the last sale price or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of ADRs as reported for such Market on such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the 10 business days preceding the applicable date;

(c)	in the event that neither paragraph (a) nor (b) applies, the Fair Market Value on any day shall be determined in good faith by the Committee;

(d)	notwithstanding the foregoing, the purchase price of any ADRs may never be less than the pounds sterling equivalent on the relevant day of the nominal value of the Shares represented by such ADRs.

10.	EXERCISE OF OPTIONS

10.1
At the end of each payroll period, the amount authorised shall, subject to Section 7.2, be deducted from the pay of each participant or contributed by each participant in accordance with the terms of the relevant Contributions Arrangement. This amount shall be held for the credit of the participant by the Company, or any Participating Corporation, or any agent (including as part of its general funds) on such terms as the Committee may determine and may, at the discretion of the Company, accrue interest.

10.2
At the end of the term of an Offer (or at such other time where an option is due to be exercised automatically under the Plan), an option shall be automatically exercised on behalf of a participant. The Company or its agent shall be authorised to apply the aggregated amounts deducted from the pay of the participant or contributed by the participant in accordance with the terms of the relevant Contributions Arrangement during the term of an Offer (and any interest if applicable) to acquire at the option price determined in accordance with Section 9.1 that number of whole Shares (and at the discretion of the Committee fractions thereof) which may be purchased with such amount. Any part of the relevant amount which is not used to acquire Shares may either be repaid to the participant, to the extent permitted by regulation, or carried forward and applied on the participant’s behalf in any successive Offer.

_________________________________________
1 For all Offers made prior to 1 February 2021, the limit is 3,000 Shares per option.

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
10.3
Notwithstanding any other provision in this Plan, the amount paid to acquire Shares when an option is exercised shall not exceed the amounts actually deducted from the pay of a participant or contributed by the participant in accordance with the terms of the relevant Contributions Arrangement during the term of an Offer (and any interest on such amounts where relevant).

10.4
Where Shares are issued to or transferred to a participant following the exercise of an option, the participant shall not be entitled to any rights, attaching to such Shares by reference to a record date before the date on which the Shares are so issued or transferred.

10.5	Notwithstanding any other provision in this Plan, an award made under the rules of this Plan may be structured as a contract (as opposed to an option) to buy such Shares.

11.	WITHDRAWAL FROM PARTICIPATION

11.1
Subject to procedures prescribed by the Committee, a participant may at any time elect to withdraw from further participation in an Offer. Deductions from the pay of the participant or contributions by the participant in accordance with the terms of the relevant Contributions Arrangement shall cease as soon as practicable following such election and all amounts deducted from the participant’s pay or contributed by the participant in accordance with the terms of the relevant Contributions Arrangement prior to such cessation (and not previously applied to purchase Shares) shall be refunded to the participant.  If deductions or contributions have been held (in accordance with Section 10.1) in a currency other than the currency in which they were made, any amounts refunded under this Section 11.1 shall be converted into the currency in which the participant’s salary is paid before they are refunded, based on such exchange ratio as the Committee determines.

11.2
Subject to Section 11.3, upon termination of a participant’s employment with the Group for any reason, the participant shall cease participation in the Plan, and all amounts deducted from the participant’s pay or contributed by the participant in accordance with the terms of the relevant Contributions Arrangement prior to such cessation (and not previously applied to purchase Shares) shall be refunded to the participant. If deductions or contributions have been held (in accordance with Section 10.1) in a currency other than the currency in which they were made, any amounts refunded under this Section 11.2 shall be converted into the currency in which the participant’s salary was paid before they are refunded, based on such exchange ratio as the Committee determines. The Committee may in its discretion determine whether any leave of absence constitutes a termination of employment for purposes of the Plan.

11.3	If any employee ceases to be employed, the following provisions will apply in relation to any option granted to him:

(a)
if he so ceases by reason of injury, disability, redundancy or reaching normal retirement age in accordance with the terms of his contract of employment and he has informed the Company prior to the date of cessation that he would like his option to be exercised following such cessation, the option shall, subject to Section 11.5, be exercised by the Company on his behalf within three months of his so ceasing (or such longer period as the Committee may determine);

(b)
if he so ceases by reason of his death, the option may, subject to Section 11.5, be exercised by his personal representatives within three months of his death (or such longer period as the Committee may determine);

(c)
if he so ceases only because he is employed by a company which ceases to be a Subsidiary of the Company, or relates to a business or part of a business which is transferred to a person who is not a Related Company and he has informed the Company prior to the date of cessation that he would like his option to be exercised following such cessation, the option shall, subject to Section 11.5, be exercised by the Company on his behalf within three months of his so ceasing (or such longer period as the Committee may determine), unless, in each case, the Committee has determined that Section 11.4 will apply.

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
11.4
If the Committee has determined that that this Section 11.4 will apply, the option shall, subject to Section 11.5, be automatically exercised at the end of the term of an Offer in accordance with Section 10.2.

11.5
No further deductions from the pay of the participant or contributions by the participant in accordance with the terms of the relevant Contributions Arrangement shall be made after the date of the relevant employee’s cessation of employment.

12.	RIGHTS NOT TRANSFERABLE

A participant’s rights under the Plan shall not be assignable or transferable, voluntarily or involuntarily, by operation of law or otherwise, any such assignment or transfer which may be attempted shall be null and void and of no effect; provided, however, that this Section 12 shall not prevent transfers by will or by the laws of descent and distribution. If any action is taken by a participant in contravention of this Section 12, such action may, at the discretion of the Committee, be treated as a notice of withdrawal pursuant to the provisions of Section 11.

13.	APPROVAL BY SHAREHOLDERS

The Plan was approved by the members of the Company on 25 July 2006 and 24 September 2015.

14.	TERMINATION

14.1	The Plan, and all rights of employees under any Offer, shall terminate upon the first to occur of:

(a)	the date as of which the Committee determines that the total number of Shares available for sale under the Plan is not sufficient to meet all unfilled purchase requirements; or

(b)	the date as of which the Plan is terminated by the Board.

14.2
Upon termination of the Plan, all payroll deductions and contributions under Contributions Arrangements shall cease and all amounts credited to participants shall be either refunded to each participant or equitably applied to the purchase of the whole Shares then available under the Plan (or at the discretion of the Committee fractions thereof) (with any remaining funds refunded to participants as soon as practicable), as determined by the Committee in its discretion.  If deductions or contributions have been held (in accordance with Section 10.1) in a currency other than the currency in which they were made, any amounts refunded under this Section 14.2 shall be converted into the currency in which the participant’s salary is paid before they are refunded, based on such exchange ratio as the Committee determines.

14.3	No options may be granted after 24 July 2026.

15.	AMENDMENT

15.1	Subject to Section 15.2 below, the Board may at any time alter the Plan.

15.2	Subject to Section 15.3 below, no alteration to the advantage of the persons to whom options may be granted shall be made under Section 15.1 above to the Sections concerning:

(a)	eligibility;

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
(b)	the individual limits on participation;

(c)	the overall limits on the issue of Shares or the transfer of treasury Shares under the Plan;

(d)	the basis for determining a participant’s entitlement to, and the terms of, Shares provided under the Plan;

(e)	the adjustments that may be made in the event of a rights issue or any other variation of capital; and

(f)	the terms of this Section 15.2

without the prior approval by ordinary resolution of the members of the Company in general meeting.

15.3
Section 15.2 above shall not apply to any minor alteration to benefit the administration of this Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants, the Company or any Subsidiary or Related Company.

15.4	Shareholder approval of any amendment shall be obtained to the extent necessary to comply with section 423 of the Code or other applicable law or regulation.

16.	EXPENSES

16.1
All expenses of administering the Plan, including any expenses incurred in connection with the purchase by the Company of Shares for sale to participants, shall be borne by the Company or a Participating Corporation.

17.	CONSENTS

17.1
If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any option under the Plan, the issuance or purchase of Shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a Plan Action), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee.

17.2
The term “Consent” as used herein with respect to any Plan Action means: (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any national, federal, state or local law, rule or regulation; (b) any and all written agreements and representations by the participant with respect to the disposition of Shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made; (c) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

18.	ADDITIONAL RESTRICTIONS

Prior to the exercise of an option under the Plan, and as a condition precedent to such exercise and the issuance of any Shares, the Committee may require the participant to represent and warrant that the Shares are being acquired for investment purposes only, and may impose such other restrictions on the issuance of such Shares as the Committee in its discretion deems necessary or advisable.

19.	TAKEOVERS AND OTHER CORPORATE EVENTS

19.1
Subject to Section 19.6 and Section 19.7 below, if any person obtains Control of the Company as a result of making a general offer to acquire Shares, or having obtained Control makes such an offer and such offer becomes wholly unconditional, all options shall be automatically exercised on such event.

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
19.2	For the purposes of Section 19.1 above, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

19.3
Subject to Section 19.6 and Section 19.7 below, if any person becomes bound or entitled to acquire Shares in the Company under Chapter 3 of Part 28 of the Companies Act 2006, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, all options shall be automatically exercised on such event.

19.4
Subject to Section 19.6 and Section 19.7 below, if the Court sanctions a scheme of arrangement or compromise under section 899 of the Companies Act 2006, all options shall be automatically exercised on such event.

19.5
If a demerger, special dividend or other event which, in the opinion of the Company would affect the share price to a material extent, is proposed then the Company may at its discretion forthwith determine that all options shall be automatically exercised on such event.

19.6	If any company (the “Acquiring Company”):

(a)	obtains Control of the Company as a result of making –

(i)
a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

(ii)	a general offer to acquire all the Shares in the Company which are of the same class as the Shares which may be acquired by the exercise of options granted under this Plan, or

(b)	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006, or

(c)	becomes bound or entitled to acquire Shares in the Company under Chapter 3 of Part 28 of that Act,

any participant may (or, if the Company so determines, will) at any time by agreement with the Acquiring Company, release any option which has not lapsed (the “old option”) in consideration of the grant to him of an option (the “new option”) which is equivalent to the old option but relates to Shares in a different company subject to compliance with applicable law.

19.7	If:

(a)
the events referred to in this Section 19 are part of an arrangement (“Reorganisation”) which will mean that the Company will be under the Control of another company or the business of the Company is carried on by another company;

(b)	the persons who owned the Shares in the Company immediately before the change of Control will immediately afterwards own more than 75% of the Shares in that other company; and

(c)	an equivalent option is offered to the participant pursuant to Section 19.6 above,

then an option shall not be automatically exercised as a result of the Reorganisation but shall lapse one month (or such longer period as the Company may permit) following the notification of the Reorganisation to every participant. Where this Section 19.7 applies, any participant who does not accept the offer of an equivalent option pursuant to Section 19.6 shall be deemed to have withdrawn from further participation in the Offer under Section 11. Notwithstanding that an option shall not be exercised automatically, nothing in this Section 19.7 shall prevent the provisions of Section 19.6 above from applying.

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
20.	NOTICES

Any notice to be given to the Company under the Plan shall be in writing and shall be addressed to the Company Secretary at the Company’s registered office or to such other address as the Company may hereafter designate by notice in the manner set forth herein. Notice to an employee who participates in the Plan shall be addressed to the address of the employee on the human resources records of the Company, or to such other address as the employee may designate by notice in the manner set forth herein. A notice shall be deemed to have been duly given when personally delivered or, if mailed by registered or certified mail to the party entitled to receive it, 5 days after the date the notice was so mailed.

Any notice or communication under or in connection with the Plan may also be given in electronic form or by such other method as the Committee shall determine. A notice shall be deemed to have been duly given when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

21.	RIGHT OF DISCHARGE RESERVED

Nothing in the Plan shall confer upon any participant the right to continue in the employ of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate such employment and an individual who participates in the Plan shall and does by submitting an application to be granted an option waive all and any rights to compensation or damages in consequence of the termination of his employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option as a result of such termination.

22.	TAX

A participant will be responsible for and indemnifies the Company and each member of the Group against any Tax Liability relating to an option.  The Company and any member of the Group may withhold an amount equal to such Tax Liability from any amounts due to the participant (to the extent such withholding is lawful) and/or make any other arrangements as it considers appropriate to ensure recovery of such Tax Liability including, without limitation, the sale of sufficient Shares acquired on exercise of the option to realise an amount equal to the Tax Liability.

23.	SECTION HEADINGS

The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

24.	GOVERNING LAW

The Plan shall be interpreted, construed and administered in accordance with English law, without giving effect to principles of conflict of laws, to the extent not pre-empted by U.S. federal law (including the Code).

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
SCHEDULE 1: NON-US PARTICIPANTS

The terms of this Schedule are the terms set out in the Plan modified as follows, which are intended to apply to eligible employees who are not subject to taxation under the US Internal Revenue Code of 1986, as amended from time to time.  Where there is any conflict between the Plan and this Schedule, the terms of this Schedule will prevail.

References in the Plan (as amended by this Schedule) to “options” shall refer to rights to acquire Shares in accordance with the provisions of the Plan, and references to “option price” shall refer to the price at which such Shares may be purchased (as determined in accordance with Section 9.1).

References in the Plan (as amended by this Schedule) to the “exercise” of an option shall refer to the automatic application of the aggregated amounts deducted from the pay of the participant or contributed by the participant in accordance with the terms of the relevant Contributions Arrangement during the term of an Offer (and any interest if applicable) to acquire at the price determined in accordance with Section 9.1 that number of whole Shares (and at the discretion of the Committee fractions thereof) which may be purchased with such amount.

1.	DEFINITIONS AND INTERPRETATION

1.1	Except as provided in this Schedule, words and expressions in this Schedule will have the same meanings as in the Plan.

1.2	In Section 1.1 the definition of the term “Participating Corporatation” shall be deleted and replaced with the following:

“means any Subsidiary of the Company which the Committee has determined will be a Participating Corporation”

2.	PURPOSE OF THE PLAN

2.1	The following words shall be deleted from the end of Section 2 of the Plan:

“It is intended that the Plan shall constitute an “employee stock purchase plan” within the meaning of section 423(b) of the Code.”

3.	OFFER DATE

3.1	Section 6.1 shall be amended in respect of any participant who is subject to taxation under the laws of Canada by replacing the words “not exceed 60 months” with the words “not exceed 36 months”.

4.	PARTICIPATION

4.1	Section 7.4 shall be deleted.

5.	PARTICIPATION LIMITS

5.1	The following words shall be deleted from Section 8.1(b):

“under the rules set forth in section 423(b)(8) of the Code and the regulations promulgated thereunder”

5.2	The words “(or any other amount prescribed by the relevant legislation)” shall be deleted from Section 8.1(b) and replaced with the following words:

“(or such other amount as determined by the Committee from time to time, which may be no higher than the amount applicable to participants in the main Plan)”

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
6.	OPTION PRICE

6.1	Section 9.1 of the Plan shall be deleted and replaced with the following:

“9.1	The option price at which Shares may be purchased under any option granted under the Plan shall be determined by the Committee provided that it shall be not less than the lower of:

(a)	85% of the Fair Market Value of a Share on the Date of Grant of the option (the “Base Option Price”); and

(b)	at the election of the Committee 85% of:

(i)	the Fair Market Value of a Share on the date of exercise of the option; or

(ii)	if Shares are acquired on the day of exercise, the price at which Shares are acquired for the purposes of satisfying the exercise of the option,

(the “Alternative Option Price”).”

7.	WITHDRAWAL FROM PARTICIPATION

7.1	Section 11.1 of the Plan shall be deleted and replaced with the following:

“Subject to procedures prescribed by the Committee, a participant may at any time elect to withdraw from further participation in an Offer. Deductions from the pay of the participant or contributions by the participant in accordance with the terms of the relevant Contributions Arrangement shall cease as soon as practicable following such election and all amounts deducted from the participant’s pay or contributed by the participant in accordance with the terms of the relevant Contributions Arrangement prior to such cessation (and not previously applied to purchase Shares) shall be refunded to the participant. If deductions or contributions have been held (in accordance with Section 10.1) in a currency other than the currency in which they were made, any amounts refunded under this Section 11.1 shall be converted into the currency in which the participant’s salary is paid before they are refunded, based on such exchange ratio as the Committee determines.”

8.	GOVERNING LAW

8.1	The following words shall be deleted from Section 24:

“to the extent not pre-empted by U.S. federal law (including the Code)”.

MICRO FOCUS EMPLOYEE STOCK PURCHASE PLAN 2006
SCHEDULE 2: PHANTOM OPTIONS

The terms of this Schedule are intended to apply to any Offer made to an employee who is resident in a jurisdiction where the Committee has determined that the Plan shall be operated on a phantom basis and settled in cash in accordance with this Schedule.  Furthermore, the Committee in its discretion may subsequently determine that any option to acquire Shares may be settled in cash as a Phantom Option in accordance with the terms of this Schedule.

The terms set out in the Plan (as modified by Schedule 1 where relevant) shall apply to a Phantom Option (as defined below) as if it was an option to acquire Shares, except as required to reflect the terms set out in this Schedule.

Where there is a conflict between the Plan (as modified by Schedule 1 where relevant) and this Schedule, the terms of this Schedule shall prevail.

1.	DEFINITIONS AND INTERPRETATION

1.1	Except as provided in this Schedule, words and expressions in this Schedule will have the same meanings as in the Plan (as modified by Schedule 1 where relevant):

Aggregate Contributions
means the aggregated amounts deducted from the pay of the participant or contributed by the participant in accordance with the terms of the relevant Contributions Arrangement during the term of the Offer (and any interest if applicable); and

Phantom Option	means a right to receive a cash sum calculated in accordance with paragraph 2.3 of this Schedule.

1.2	Where relevant, references to an “option” in the Plan and Schedule 1 shall be construed as references to a Phantom Option for the purposes of this Schedule.

2.	PHANTOM OPTIONS

2.1	Any Offer made to a participant under this Schedule shall be an Offer to be granted a Phantom Option.

2.2	On the Date of Grant, each relevant eligible employee shall be granted a Phantom Option.

2.3	On exercise of a Phantom Option, a participant shall be entitled to receive a cash sum equal to:

X x Y– Z

Where:

X is the number of whole Shares (and at the discretion of the Committee fractions thereof) which could have been acquired had the participant’s Aggregate Contributions been used to acquire Shares at the option price determined in accordance with Section 9.1 (provided that such number shall not exceed the limit specified in Section 8.1(c));

Y is the Fair Market Value of a Share on the date of exercise; and

Z is an amount equal to the participant’s Aggregate Contributions.

2.4	Where relevant, the cash sum payable under paragraph 2.3 of this Schedule shall be calculated based on such exchange ratio as the Committee determines.

2.5	Within 30 days after the exercise of a Phantom Option:

(a)	the cash sum payable under paragraph 2.3 of this Schedule shall be paid to the participant net of any Tax Liability as may be required by law; and

(b)
the participant’s Aggregate Contributions shall be refunded to the participant.  If deductions or contributions have been held (in accordance with Section 10.1) in a currency other than the currency in which they were made, any amounts refunded under this paragraph 2.5(b) shall be converted into the currency in which the participant’s salary is paid before they are refunded, based on such exchange ratio as the Committee determines.

Such payment and refund may be delivered to the participant on different dates and/or by different methods at the discretion of the Company.

3.	CESSATION OF EMPLOYMENT

3.1
In the event that a participant holding a Phantom Option ceases to be employed due to one of the reasons listed in Section 11.3(a) to (c), unless the participant has, prior to the date of cessation, elected to withdraw from participation in the Plan, the participant shall be deemed to have given notice that he would like his Phantom Option to be exercised following such cessation in accordance with the relevant part of Section 11.3.

4.	TERMINATION

4.1
In the event that the Plan is terminated and the Committee determines in accordance with Section 14.2 that (in respect of options to acquire Shares) amounts credited to participants shall be equitably applied to the purchase of the Shares then available under the Plan, unless the Committee determines otherwise, Phantom Options shall be exercised to the same extent as options to acquire Shares are satisfied with the purchase of Shares.

5.	GENERAL

5.1	A Phantom Option will not confer any right on the holder to acquire or receive Shares or any interest in Shares.